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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     This Agreement is dated as of July 21, 2005 (this "Agreement") by and between Perrigo Company, a Michigan corporation (the "Company"), and Douglas R. Schrank (the "Executive").

1.   DUTIES AND SCOPE OF EMPLOYMENT.

(a) POSITION; DUTIES. During the Employment Term (as defined in paragraph 2), the Company will employ Executive as Executive Vice President - Chief Financial Officer ("CFO") of the Company, or in such other substantially equivalent position requested by the Company's Chief Executive Officer ("CEO") during any period of transition involving a successor CFO. In this role as CFO, Executive will be responsible for the following functions: Executive will report to the CEO and will be a member of the Company's Executive Management Committee, as CFO, Executive will be responsible for the Vice President, Corporate Controller, Treasurer, Director of Taxation and Manager of Investor Relations and will serve as an Officer of the Company.

(b) OBLIGATIONS. During the Employment Term, Executive will devote substantially all of his business efforts to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO; provided, however, that Executive may
(i) serve on the board of directors of other companies (subject to the reasonable approval of the CEO) and boards of trade associations or charitable organizations; (ii) engage in charitable activities and community affairs; or
(iii) manage Executive's personal investments and affairs, as long as such activities do not materially interfere with Executive's duties and responsibilities with the Company.

2. EMPLOYMENT TERM. The Company agrees to employ Executive and Executive accepts employment in accordance with the terms and conditions of this Agreement. The period of Executive's employment under this Agreement shall be the period beginning on June 27, 2005 and ending on June 30, 2006 (the "Employment Term"). Thereafter, the Agreement shall automatically be extended for additional 12-month periods, unless either party to this Agreement provides written notice of non-renewal to the other party at least 90 days before the last day of the Employment Term. The term "Employment Term" shall also include any renewal period under the foregoing provisions of this paragraph 2. Subject to the notice provisions of this agreement and the Company's obligation to provide severance benefits as may be specified in this Agreement, Executive and the Company acknowledge that this employment relationship may be terminated at any time and for any or no cause or reason, at the option of either the Company or Executive.

3. CASH COMPENSATION. During the Employment Term, the Company will pay Executive the following as cash compensation for services to the Company:

(a) BASE SALARY. During the Employment Term, Executive's annualized base salary will be $400,000 (the "Base Salary"), payable in accordance with the Company's normal payroll



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practices, and will be subject to upward (but not downward) adjustment during any renewal periods based on an annual review pursuant to the Company's normal review policy for other similarly situated senior executives of the Company.

(b) ANNUAL BONUS. Executive will also be eligible to participate in the Company's annual management incentive bonus plan (the "Annual Bonus") at a level determined by the Compensation Committee ("Compensation Committee") of the Company's Board of Directors (the "Board"). Payment of incentive compensation, if the performance criteria determined by the Compensation Committee are met, will generally be made in August of the year following the incentive plan year, unless Executive elects to defer payment pursuant to an applicable plan of the Company. The Annual Bonus shall provide the Executive with a target opportunity of not less than $300,000 for the fiscal year 2006, and the fiscal year 2006 Annual Bonus (if any) will be paid in full if executive elects to retire on June 30, 2006.

4. EQUITY COMPENSATION. During the Employment Term, Executive will be eligible to participate in the Company's equity compensation plans, in accordance with the terms of such plans and will be entitled to receive the following awards:

(a) STOCK OPTION GRANT. Executive will receive a grant of stock options to purchase shares of the Company's common stock pursuant to the terms of the Company's 2003 Long-Term Incentive Plan, the number of options of which shall be determined by dividing $533,200 by the Black-Scholes value of Company stock on the date of the grant. The date of the stock option grant, which will be the same date as the Fiscal Year 2006 annual stock option award for other employees, will be determined by the compensation Committee, but will in no event be later than October 15, 2006. The shares shall have an exercise price equal to the fair market value (as defined in the Plan) of a share of common stock on the grant date. All of these shares shall continue to vest for the maximum period permitted under the terms of the grant as if Executive remained employed with the Company beyond the Employment Term. Such options shall be subject to the terms and conditions of an Option Agreement.

(b) VESTING AND EXERCISE OF STOCK OPTIONS. If Executive remains employed by the Company through the Employment Term, all of Executive's unvested, previously granted stock options and restricted stock will continue to vest as if Executive remained employed with the Company beyond the Employment Term. All vested options may be exercised at any time prior to the end of their stated life.

(c) RESTRICTED STOCK GRANT. The Executive shall be awarded 20,148 shares of restricted stock. This restricted stock award shall be subject to the terms and conditions of a separate Restricted Stock Award Agreement Except as otherwise specifically provided in this agreement or any Restricted Stock Agreement, the shares of restricted stock shall be permanently forfeited if the Executive's employment with the Company terminates prior to June 30, 2006.

(d) DEFERRED COMPENSATION. The parties agree and acknowledge that Executive has made payments and contributions in certain deferred compensation plans maintained by and through the Company. The parties also agree that nothing in this Employment Agreement is designed to prevent Employee from receiving such monies, whether as a forfeiture, penalty, or otherwise,


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notwithstanding the terms of such plans or language elsewhere in this agreement providing for forfeitures and/or relinquishment of any other compensation, rights, or entitlements.

5. EMPLOYEE BENEFITS. During the Employment Term, Executive will, to the extent eligible, be entitled to participate in all employee welfare and retirement benefit plans and programs provided by the Company to its senior executives in accordance with the terms of those plans or programs as they may be modified from time to time. Executive will be entitled to post-retirement welfare benefits as are made available by the Company to its senior executive officers at the time of Executive's retirement. Executive will be eligible for vacation in accordance with the Company's policy as if he had 32 years of employment with the Company

6. BUSINESS EXPENSES. During the Employment Term, and upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company will pay or reimburse Executive for all reasonable business expenses that Executive incurs in performing Executive's duties under this Agreement, including, but not limited to, travel, entertainment, professional dues, subscriptions, athletic and/or social clubs.

 7.  TERMINATION OF EMPLOYMENT.

(a) NOTICE OF TERMINATION. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party to this Agreement in accordance with Section 20. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifies the date of termination which date shall not be less than fifteen (15) days, nor more than sixty (60) days after the giving of such notice, provided, however, that such notice shall not be less than thirty (30) days if such termination is by the Company for Disability. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(b) DEATH OR DISABILITY. Executive's employment will terminate automatically upon Executive's death. The Company may terminate Executive's employment for disability in the event Executive has been unable, due to physical or mental incapacity, to perform Executive's material dues under this Agreement for six consecutive months (or such longer period that may be required by applicable law). In the event Executive's employment terminates as a result of death or disability, then:

     (i) All unvested or unexercisable equity compensation, including unvested stock options and restricted stock, will become fully vested and exercisable, and any stock options may be exercised after Executive's termination of employment in accordance with the terms and conditions of the applicable grant documentation;

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     (ii) Except as otherwise provided herein, Executive will forfeit
Executive's right to receive any salary, annual bonuses, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however Executive will be entitled to receive any awards which become fully vested upon Executive's death or disability under the annual management incentive bonus plan, should the terms thereof provide therefore, and any other benefits or amounts accrued but not yet paid as of the date of termination;

     (iii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

     (iv) If, however, the Executive's employment is terminated by reason of death after a Notice of Termination has been given either by the Executive for Good Reason or by the Company other than for Cause, the Company shall also pay to the Executive's legal representatives in one lump sum the amounts specified in Sections 7(d)(i) and (iii).

(c) INVOLUNTARY TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION OTHER THAN FOR GOOD REASON. If Executive is involuntarily terminated by the Company for Cause or Executive voluntarily terminates his employment other than for Good Reason, then:

     (i) All unvested or unexercisable stock options and restricted stock grants will be cancelled upon Executive's termination of employment;

     (ii) Executive will forfeit Executive's right to receive any Base Salary, Annual Bonus, equity compensation, or other compensation that has not been fully earned at the time Executive's employment terminates; provided, however, Executive will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of termination; and

     (iii) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company.

(d) INVOLUNTARILY TERMINATION OTHER THAN FOR CAUSE OR VOLUNTARY TERMINATION FOR GOOD REASON. If Executive is involuntarily terminated by the Company other than for Cause or Executive voluntarily terminates his employment for Good Reason within six months after learning of the event constituting Good Reason, then, in lieu of any other damages or compensation under this Agreement or otherwise, Executive will receive the payments or other benefits described in this paragraph; provided (A) Executive does not enter into Competition (as defined below) with the Company for a period of one year following the termination of Executive's employment and (B) Executive executes, and does not revoke, a written waiver and release, in a form which is attached, except that the condition specified in Clause (A) shall not apply if such termination occurs during the two-year period after the consummation of a transaction approved by the stockholders of the Company and described in Section 2(h) of the Company's 2003 Long-Term Incentive Plan, such event being hereafter referred to as a ("Section 2(h) Change in Control") (and such two-year period being hereafter referred to as the "CIC Period"):

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     (i) Executive will receive a lump sum severance payment, payable within sixty (60) days after termination of Executive's employment, equal to the balance of the Base Salary and Annual Bonus that would have been paid to Executive had Executive continued to be employed by the Company through the Employment Term; provided, however, if the termination occurs during the CIC Period, such lump sum severance payment shall be payable within ten (10) days after the termination of Executive's employment;

     (ii) Executive will be entitled to exercise, in accordance with their terms, any remaining stock options that had been granted prior to Executive's termination (all of which will become vested under such circumstances) for the maximum period permitted under the terms of the grant;

     (iii) Executive and Executive's dependents will continue to participate (with the same level of coverage) for eighteen months in all medical, dental, hospitalization, accident, disability, life insurance and any other benefit plans of the Company on the same terms as in effect immediately prior to Executive's termination unless changed for senior executives generally; provided, however, that such benefits will be offset to the extent that Executive or Executive's dependents receive benefits from another source (in such event, Executive agrees to provide reasonable notice of the receipt of benefits from another source); and, provided that in the event adverse tax consequences may result if medical benefits are provided to Executive directly, the Company will pay Executive the amount necessary to purchase the coverage, adjusted for taxes, on an after-tax basis.

     (iv) Executive will be entitled to outplacement services, at the expense of the Company, from a provider selected by Executive, subject to a maximum expense of $7,500.

     (v) Executive will receive any other amounts earned, accrued or owing to Executive under the plans and programs of the Company, including any deferred compensation under any applicable Company Plan.

8.   CAUSE; GOOD REASON.

(a)  For purposes of this Agreement, "Cause" means:

     (i) gross negligence or a material breach by Executive of Executive's duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the part of Executive, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such breach; or

     (ii) Executive's conviction of a felony, which is materially and demonstrably injurious to the Company; or


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     (iii) Executive's engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to a standard of senior executives of the Company; or

(iv) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in a personal benefit or enrichment to the Executive at the expense of the Company; provided that if the Executive's employment is terminated during a CIC Period the cessation of Executive's employment shall not be deemed for Cause unless and until the Company has delivered to Executive a copy of a resolution duly adopted by not less than 75% of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that an event set forth above has occurred and specifying the particulars thereof in detail.

(b)  For purposes of this Agreement, "Good Reason" means:

     (i) Executive's rate of annual base salary, the target amount of Executive's annual cash incentive bonus or, if applicable, any other benefits under any long-term incentive plan is reduced.

     (ii) the Company fails to retain Executive as an Executive Vice President of the Company;

     (iii) a successor, or any subsidiary or affiliate thereof, to the Company fails to assume this Agreement;

     (iv) the Company terminates the Executive's employment other than as expressly permitted by this Agreement;

     (v) during a CIC Period, the Company fails to keep in effect any employee benefit plan in which Executive is participating immediately prior to such CIC Period or provide benefits to Executive that are substantially equivalent; or

     (vi) during a CIC Period, Executive is required to relocate more than fifty
(50) miles within the state where the Executive maintains his office immediately prior to such relocation or Executive's principal office is relocated to a different state or Executive is required to materially increase his business travel.

     (vii) prior to June 30, 2006, Executive is required to relocate.

9. DIRECTORSHIPS; OTHER OFFICES. In the event of termination of employment, Executive will immediately, unless otherwise requested by the Board, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its Affiliates.

10. CONFIDENTIALITY. Executive recognizes and acknowledges that by reason of Executives' employment by and service to the Company, Executive will have access to proprietary or confidential information, technical data, trade secrets or know- how relating to the Company,

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which may include, but is not limited to, market and product research and plans, markets, products, services, customer lists and customers, advertising, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing and sales techniques, strategies and programs, distribution methods and systems, sales and profit figures, pricing and discount plans, financial and other business information (hereafter, "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that Executive will not, either during employment or after the termination of employment, disclose any such Confidential Information to any person for any reason whatsoever (except as Executive's duties as an employee of the Company may require) without the prior written authorization of the CEO, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding, in which case Executive will promptly inform the Company in writing of such required disclosure, but in any event at least two business days prior to the disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment will remain the property of the Company. Unless expressly authorized in writing by the CEO, Executive will not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of employment, Executive agrees immediately to return to the Company all written and electronic Confidential Information in Executive's possession. For the purposes of this paragraph, the term "Company" will be deemed to include the Company and its Affiliates. For purposes of this Agreement, "Affiliate" will mean an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

11.  NON-COMPETE: NON-SOLICIT.

(a) The Company's agreement to pay Executive the amounts described under this Agreement is expressly conditioned on Executive's undertakings under this paragraph as well as under paragraph 10 above. In exchange for the consideration provided in the preceding sentence, Executive agrees that during the Employment Term and for a period of one year after Executive's termination of employment for any reason, Executive will not, except with the prior written consent of the CEO, directly or indirectly, engage in Competition. For purposes of this Agreement, Competition means that Executive commences employment with, or provides substantial consulting services to, any company that in any way sells, manufactures, distributes or develops store brand and value brand OTC drug and nutritional products and/or topical generic prescription pharmaceutical products, which the Company is currently marketing or actively planning to market. Notwithstanding anything to the contrary herein, the restrictions imposed on Executive under this paragraph 11(a) shall cease to apply upon Executive's termination of employment pursuant to paragraphs 7(c) or 7(d) during a CIC Period.

(b) The foregoing restrictions will not be construed to prohibit Executive's ownership of less than five percent of any class of securities of any corporation which is engaged in any business having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly,


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manage or exercise control of any such corporation, guarantee any of its financial obligations, otherwise take any part in its business, other than exercising Executive's rights as a shareholder, or seek to do any of the foregoing.

(c) Executive further covenants and agrees that during the Employment Term and for the period of one year thereafter, Executive will not, except with the prior written consent of the CEO, directly or indirectly, solicit for employment, any person who was an employee of the Company at any time during the term of this Agreement by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The Company agrees that the term "solicit for employment" shall not include general solicitations of employment not specifically directed toward an employee, newspaper or other periodical advertisements, or general searches conducted by professional recruiting firms. This covenant will not prevent Executive from giving references and will not preclude the solicitation or hiring or any individual after 12 months have elapsed subsequent to the date on which such individual's employment or engagement by the Company has terminated.

(d) For the purposes of this paragraph 11, the term "Company" will be deemed to include the Company and its Affiliates.


12.  REMEDIES: INJUNCTION.

(a) Executive acknowledges and agrees that the restrictions contained in paragraphs 10 and 11 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of those paragraphs. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult legal counsel with respect to this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with counsel.

(b) Executive further acknowledges and agrees that a breach of any of the restrictions in paragraph 10 and 11 cannot be adequately compensated by monetary damages. Executive agrees that, unless Executive's employment is terminated pursuant to paragraph 7(d) during a CIC Period (in which case the provisions of this sentence shall not apply), the Company will be entitled to immediately stop making, and shall have no further obligation to make, any of the cash consideration set forth in this Agreement as being conditioned on the covenants contained in paragraph 11, and that all remaining unvested stock options will be forfeited if Executive breaches the provisions of that paragraph and that, in any event, the Company will be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as provable damages and an equitable accounting of all earnings, profits and other benefits arising from any violation of paragraphs 10 and 11, which rights will be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of paragraphs 10 and 11 should ever be adjudicated to exceed the time,


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geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision will be amended to the extend of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment will apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of paragraphs 10 and 11, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of Michigan, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Allegan or Kent Counties, Michigan, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.

(d) For the purposes of this paragraph 12, the term "Company" will be deemed to include the Company and its Affiliates.


13. INTELLECTUAL PROPERTY. To the fullest extent permitted by applicable law all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by Executive in the course of Executive's employment with the Company will be and remain the absolute property of the Company, and Executive shall assist the Company in perfecting and defending its rights to such intellectual property.

14. INDEMNIFICATION. As provided for in the Indemnification Agreement between Executive and the Company, the Company will, during and after termination of employment, indemnify Executive (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by Executive in connection with the defense of any lawsuit or other claim or investigation to which Executive is made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, Executive will be covered under any directors and officers' liability insurance policy for his or her acts (or non-acts) as an officer or director of the Company or any of the subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

15. NO SET-OFF: NO MITIGATION REQUIRED. The obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event will Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Executive obtain other employment.

16. CORPORATE TRANSACTIONS, IMPACT ON EQUITY COMPENSATION. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Company will make an adjustment of equivalent value as to the number of shares of Common Stock provided for in this agreement to the extent authorized or permitted by the 2003 Long-Term Incentive Plan.

17. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

18.  ASSIGNMENTS: TRANSFERS; EFFECTS OF MERGER.

(a) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

(b) This Agreement will not terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.

(d) This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, designees or legatees. None of Executive's rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive's rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive's death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or person appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive's estate.

19. NOTICES AND OTHER COMMUNICATIONS. All notices and communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:       Douglas R. Schrank
                           3031 Indian Point Road
                           Saugatuck, Michigan  49453
If to the Company:         Perrigo Company
                           515 Eastern Avenue
                           Allegan, Michigan 49010

                           Fax Number:  (269) 673-1386
                           Attention: Senior Vice President Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

20. MODIFICATION. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both Executive and CEO. No waiver by any party hereto at any time of any breach by any other party hereto, of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

21. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.




     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first written above.





DOUGLAS R. SCHRANK                       PERRIGO COMPANY



By: /s/ Douglas Schrank                  By: /s/ David Gibbons
    -------------------------                ---------------------------
Douglas Schrank                              David Gibbons
Executive Vice President -- CFO              Chief Executive Officer





Date:  07/21/2005                        Date:  07/21/2005
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